As filed with the Securities and Exchange Commission on November 1, 2011

Registration No. 333-175523

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-4 ON FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACADIA HEALTHCARE COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	45-2492228
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

830 Crescent Centre Drive, Suite 610 Suite 610 Franklin, Tennessee	37067
(Address of Principal Executive Offices)	(Zip Code)

PHC, Inc. 2004 Non-Employee Director Stock Option Plan

PHC, Inc. 2003 Stock Purchase and Option Plan

PHC, Inc. 1995 Employee Stock Purchase Plan

PHC, Inc. 1993 Stock Purchase and Option Plan

(Full title of the plan)

Christopher L. Howard

Executive Vice President, General Counsel and Secretary

c/o Acadia Healthcare Company, Inc.

830 Crescent Centre Drive, Suite 610

Franklin, Tennessee 37067

Telephone: (615) 861-6000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Carol Anne Huff

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Telephone: (312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.01 per share	302,125(2)	(3)	(3)	(3)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of our outstanding common stock.
(2)	This Registration Statement registers the issuance of common stock issuable pursuant to equity awards issued under the PHC, Inc. 2004 Non-Employee Director Stock Option Plan, the PHC, Inc. 2003 Stock Purchase and Option Plan, the PHC, Inc. 1995 Employee Stock Purchase Plan and the PHC, Inc. 1993 Stock Purchase and Option Plan, each as amended and assumed by the Registrant as a result of the consummation on November 1, 2011 of the transactions contemplated by the Agreement and Plan of Merger, dated as of May 23, 2011, among the Registrant, PHC, Inc. and Acadia Merger Sub, LLC.
(3)	All filing fees payable in connection with the registration of these securities were paid in connection with the filing of the registrant’s Registration Statement on Form S-4 (No. 333–175523), which registered a total of 5,297,022 shares of the registrant’s common stock, par value $0.01 per share, including the 302,125 shares being registered hereby.

EXPLANATORY NOTE

The Registrant hereby amends its Registration Statement on Form S-4 (No. 333-175523) by filing this Post–Effective Amendment No. 1 to Form S-4 on Form S-8 (the “Form S-8”) relating to the offer and sale of 302,125 shares of the Registrant’s common stock issuable upon the exercise of equity awards granted pursuant to certain equity compensation plans of PHC, Inc., which became a wholly-owned subsidiary of the Registrant on November 1, 2011. These securities were initially registered by the Registrant on the Registration Statement on Form S–4 (No. 333–175523), which became effective on September 27, 2011 (the “Form S-4”). The Form S-8 is being filed to convert 302,125 shares of the Registrant’s common stock covered by the Form S-4 to be covered by the Form S-8.

All filing fees payable in connection with the registration of the shares of the Registrant’s common stock covered by the Form S-4 were paid by the Registrant at the time of the initial filing of the Form S-4.

PART I

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of the Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated in this Registration Statement by reference:

(a) the Registrant’s Prospectus, dated September 29, 2011 and filed on September 29, 2011 pursuant to Rule 424(b) of the Securities Act, which relates to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-175523) (the “Registration Statement”);

(b) the Registrant’s Prospectus, dated October 17, 2011 and filed on October 17, 2011 pursuant to Rule 424(b) of the Securities Act, which relates to the Registration Statement;

(c) The Registrant’s Current Report on Form 8-K dated October 26, 2011 and filed with the Commission on October 26, 2011; and

(d) The description of the Registrant’s shares of common stock, par value $0.01 per share, included under the caption “Description of Acadia Capital Stock” in the Prospectus forming a part of the Registrant’s Registration Statement on Form S-4, initially filed with the Commission on July 13, 2011 (Registration Nos. 333-175523), including exhibits, and as amended, which description has been incorporated by reference in Item 1 of the Registrant’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on October 31, 2011 (Registration No. 001-35331).

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Registrant’s amended and restated bylaws provide that the Registrant must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition; provided, that if and to the extent required by the DGCL, the advancement of expenses shall only be made upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that it may make to such directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin of Tennessee, on November 1, 2011.

ACADIA HEALTHCARE COMPANY, INC.

By:	/s/ Joey A. Jacobs
Name:	Joey A. Jacobs
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Acadia Healthcare Company, Inc., hereby severally constitute and appoint Christopher L. Howard and Reeve B. Waud, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joey A. Jacobs Joey A. Jacobs	Chief Executive Officer (Principal executive officer)	November 1, 2011

* Jack E. Polson	Chief Financial Officer (Principal financial officer)	November 1, 2011

* David Duckworth	Controller (Principal accounting officer)	November 1, 2011

/s/ Bruce A. Shear Bruce A. Shear	Director	November 1, 2011

/s/ Reeve B. Waud Reeve B. Waud	Director	November 1, 2011

* Charles E. Edwards	Director	November 1, 2011

* Matthew A. London	Director	November 1, 2011

* Gary A. Mecklenburg	Director	November 1, 2011

/s/ William F. Grieco William F. Grieco	Director	November 1, 2011

*	The undersigned, by signing his name hereto, signs and executes this Post-Effective Amendment No. 1 to S-4 on Form S-8 pursuant to the Powers of Attorney executed by the above-named signatories and previously filed with the Securities and Exchange Commission on July 13, 2011.

/s/ Christopher L. Howard
Christopher L. Howard, Attorney-in-fact

/s/ Reeve B. Waud
Reeve B. Waud, Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4 (Reg. No. 333-175523))

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-4 (Reg. No. 333-175523))

4.3	PHC, Inc.’s 2004 Non-Employee Director Stock Option Plan (incorporated by reference to Exhibit 10.19 to the Registrant’s Registration Statement on Form S-4 (Reg. No. 333-175523))

4.4	PHC, Inc.’s 2003 Stock Purchase and Option Plan, as amended December 2007 (incorporated by reference to Exhibit 10.21 to the Registrant’s Registration Statement on Form S-4 (Reg. No. 333-175523))

4.5	PHC, Inc.’s 1995 Employee Stock Purchase Plan, as amended December 2002 (incorporated by reference to Exhibit 10.18 to the Registrant’s Registration Statement on Form S-4 (Reg. No. 333-175523))

4.6	PHC, Inc.’s 1993 Stock Purchase and Option Plan, as amended December 2002 (incorporated by reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form S-4 (Reg. No. 333-175523))

5.1	Opinion of Kirkland & Ellis LLP with respect to the legality of the shares of common stock being registered hereby.

23.1	Consent of Ernst & Young, LLP, an independent registered public accounting firm, with respect to the audited financials of Acadia Healthcare Company, LLC

23.2	Consent of Ernst & Young, LLP, an independent registered public accounting firm, with respect to the audited financials of Youth & Family Centered Services, Inc.

23.3	Consent of BDO USA, LLP, an independent registered public accounting firm, with respect to the audited financials of PHC, Inc.

23.4	Consent of Ernst & Young, LLP, an independent registered public accounting firm, with respect to the audited financials of MeadowWood Behavioral Health System

23.5	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1	Power of Attorney of certain officers and directors of the Registrant to file future amendments (set forth on the signature page of this Registration Statement).